UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CBRL GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-1749513
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

305 Hartman Drive

Lebanon, Tennessee 37087

(Address and Zip Code of Principal Executive Offices)

CBRL GROUP, INC. 2002 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the Plan)

James F. Blackstock

Senior Vice President, General Counsel and Secretary

CBRL Group, Inc.

305 Hartmann Drive

Lebanon, Tennessee 37087

(615) 444-5533

(Name, Address and Telephone Number for Agent of Service)

Copy to:

Gary M. Brown

Dinsmore & Shohl LLP

Bank of America Plaza, Suite 1100

414 Union Street

Nashville, Tennessee 37219

(615) 313-3325

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock	2,500,000 Shares	$39.18	$97,950,000	$7,924.15

(1)

Plus such indeterminate number of additional shares as may be required to cover antidilutive adjustments under the CBRL Group, Inc. 2002 Omnibus Incentive Compensation Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Common Stock of CBRL Group, Inc. on the Nasdaq National Market System on December 18, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the plan as specified under Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not being, filed by CBRL Group, Inc. (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended August 1, 2003 (the “2003 Fiscal Year End”), filed with the Securities and Exchange Commission on October 15, 2003;

(b)

All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the 2003 Fiscal Year End; and

(c)

The description of the Company’s Common Stock that is contained in the Company’s Registration Statement on Form 8-A (File No. 333-62469) filed under the Exchange Act with the Commission on December 30, 1998, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by referenced herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) allows a Tennessee corporation’s charter to contain a provision eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty as a director.  Under the TBCA, a Tennessee business corporation may not eliminate or limit director monetary liability for (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation or law; or (iii) unlawful dividends, stock repurchases or redemptions.  This provision also may not limit a director’s liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.  The Registrant’s charter contains a provision stating that directors shall not be personally liable for monetary damage to the corporation or its shareholders, except to the extent required by the TBCA.

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.  In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation.  The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received.  In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding.  The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

The Registrant’s Charter and Bylaws provide that the Registrant shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, trustee, or employee of the Registrant or of another corporation if serving at the request of the Registrant.  The Registrant’s Bylaws provide further that the Registrant shall advance expenses to such persons to the full extent allowed by the laws of the State of Tennessee, as now in effect and as hereafter adopted.  Under the Registrant’s Bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a person seeking indemnification may have or acquire both as to action in his or her official capacity and as to action in another capacity.

The Registrant maintains a contract for insurance coverage under which the officers and directors of the Registrant are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits listed in the Exhibit Index beginning on page 7 hereof are filed as part of or incorporated into this Registration Statement.

Item 9.  Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

#

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebanon, State of Tennessee, on this 24th day of November, 2003.

CBRL GROUP, INC.

By:

/s/ James F. Blackstock

James F. Blackstock, Senior Vice President,

General Counsel and Secretary

KNOW MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Blackstock and Michael A. Woodhouse, and either of them (with full power in each to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their substitutions, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

#

Signature	Capacity	Date
/s/ Dan W. Evins Dan W. Evins	Chairman of the Board and Director	November 24, 2003

/s/ Michael A. Woodhouse Michael A. Woodhouse	President and Chief Executive Officer; Director (principal executive officer)	November 24, 2003

/s/ Lawrence E. White Lawrence E. White	Senior Vice President, Finance and Chief Financial Officer (principal financial officer)	November 24, 2003

/s/ James F. Blackstock James F. Blackstock	Senior Vice President, General Counsel and Secretary	November 24, 2003
/s/ Patrick A. Scruggs Patrick A. Scruggs	Vice President, Accounting and Tax and Chief Accounting Officer (principal accounting officer)	November 24, 2003

/s/ James D. Carreker James D. Carreker	Director	November 24, 2003

/s/ Robert V. Dale Robert V. Dale	Director	November 24, 2003

/s/ Robert C. Hilton Robert C. Hilton	Director	November 24, 2003

/s/ Charles E. Jones, Jr. Charles E. Jones, Jr.	Director	November 24, 2003

/s/ B.F. Jack Lowery B. F. “Jack” Lowery	Director	November 24, 2003

/s/ Martha M. Mitchell Martha M. Mitchell	Director	November 24, 2003

/s/ Andrea M. Weiss Andrea M. Weiss	Director	November 24, 2003

/s/ Jimmie D. White Jimmie D. White	Director	November 24, 2003

#

EXHIBIT INDEX

Exhibit No.	Description

4.1

CBRL Group, Inc. 2002 Omnibus Incentive Compensation Plan (filed as Exhibit 10(i) to the Company’s Annual Report on Form 10-K for the fiscal year ended August 1, 2003 and filed with the Commission on October 15, 2003 and incorporated herein by this reference)

4.2	CBRL Group, Inc. Charter, as amended (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-4 under the Securities Act of 1933 (File No. 333-62469) (filed on October 9, 1998))

4.3	CBRL Group, Inc. Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-4 under the Securities Act of 1933 (File No. 333-62469) (filed on October 9, 1998))

5	Opinion of Dinsmore & Shohl LLP

23.1	Consent of Dinsmore & Shohl LLP (included in Exhibit 5)

23.2	Consent of Deloitte & Touche, LLP

24	Power of Attorney (included on the signature page of this Registration Statement)

#